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                                                                      Exhibit 21

                                     SUBSIDIARIES

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Name                                        State                      Ownership Percent
----------------------------------------------------------------------------------------
Boykin Hotel Properties, L.P. ("BHPLP")     Ohio                       92.1%

BoyStar Ventures, L.P.                      Ohio                       91% (by BHPLP)

Shawan Road Hotel L.P.                      Maryland                   91% (by BHPLP)

Boykin San Diego LLC                        Ohio                       91% (by BHPLP)

RadBoy Mt. Laurel LLC                       Ohio                       85% (by BHPLP)

Boykin Kansas City LLC                      Ohio                       80% (by BHPLP)

Boykin/AEW LLC                              Delaware                   25% (by BHPLP)

Red Lion Inns Operating L.P.                Delaware                   100% (by BHPLP)

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